Exhibit 99.1

Moleculin Announces Additional Annamycin Patent Allowances to Enhance Global Exclusivity

New patents will extend coverage to major markets outside the U.S., expanding upon existing U.S. claims

Affirms expectations for an initial data readout of the phase 3 MIRACLE trial for the second half of 2025

HOUSTON, March 6, 2025 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced it has received a Notice of Intent to Grant for the European patent application titled, “Method of Reconstituting Liposomal Annamycin”. The grant is subject to payment of fees and completion of final amendments and formalities. Such grant will enhance the global exclusivity of Annamycin with the potential to be a next generation, non-cardiotoxic treatment for certain cancers.

When issued, the patent claims will cover methods of making liposomal Annamycin suspension as well as the resulting compositions for use in the treatment of cancers, with a base patent term currently extending until June 2040, subject to extension to account for time required to fulfill requirements for regulatory approval. Moleculin’s novel drug candidate is being positioned to become the first ever non-cardiotoxic anthracycline to be approved and is currently being developed for the treatment of acute myeloid leukemia (AML) and soft tissue sarcoma lung metastases (STS lung mets). Additional preclinical studies performed at a world-renowned cancer center indicate Annamycin may be a potential treatment for many more other types of cancers. The new chemical entity uses a unique lipid-based delivery technology and has shown the potential to be used in a wide range of cancers. In addition to the expected European patent and previously issued U.S. patents, Moleculin has additional patent applications related to Annamycin pending in the U.S., Europe and in major jurisdictions worldwide.

Wally Klemp, Chairman and CEO of Moleculin, said “Acknowledgment by the European Patent Office of the innovation underlying Annamycin is an important milestone for Moleculin, underscoring the importance and proprietary nature of the innovation that makes this next generation anthracycline possible. We expect Europe to be an important market for Annamycin and look forward to making an important new treatment available to patients in this region. This enhancing of our exclusivity for Annamycin is exciting when coupled with our continued expectation for an initial data readout for the MIRACLE trial in the second half of 2025.”

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the achievements of each of the milestones in this press release. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com